EXHIBIT 10

INDEPENDENT AUDITORS’ CONSENT

Merrill Lynch Minnesota Municipal Bond Fund of
Merrill Lynch Multi-State Municipal Series Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 33-44734 of our report dated September 10, 1999, appearing in the annual report to shareholders of Merrill Lynch Minnesota Municipal Bond Fund for the year ended July 31, 1999, and to the reference to us under the caption “Financial Highlights” in the Prospectus, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Princeton, New Jersey
September 28, 1999